Exhibit 99.01

DEXCOM EXECUTIVE CHAIRMAN AND DIRECTOR TERRY GREGG RETIRES

President and CEO Kevin Sayer Appointed Chairman of the Board

SAN DIEGO – August 1, 2018 – DexCom, Inc. (NASDAQ:DXCM), the leader in continuous glucose monitoring for people with diabetes, announced today that Terry Gregg has retired as the Company’s Executive Chairman and from the Company’s Board of Directors after 13 years with Dexcom. Kevin Sayer has been appointed Chairman of the Board, in addition to his current duties as President and CEO.

“My retirement and today’s transition represent the final steps of the vision we established several years ago. The Company is ideally positioned to drive Continuous Glucose Monitoring (“CGM”) to the objectives we always contemplated – the standard of care for all insulin-using patients and ultimately a key technology across healthcare. Our Board is strong and very excited for Kevin to assume these additional responsibilities,” said Terry Gregg.

Mr. Gregg joined the Dexcom Board of Directors in 2005 and served as DexCom’s CEO from June 2007 through January 2015. He has been the Company’s Executive Chairman since January 2015. During his tenure, the Company launched six generations of CGM technologies and grew from nominal revenues to a currently estimated $925 million in 2018 revenues (based upon the Company’s updated financial guidance). Dexcom’s footprint has expanded to more than 40 countries around the world and to approximately 2,300 full-time employees worldwide.

“We all want to express a heartfelt thank you and congratulations to Terry for his many years of dedication to Dexcom,” said Kevin Sayer, Dexcom’s Chairman, President and CEO. “His commitment to ’patients first’ and intense drive to advance CGM technology leave an indelible imprint on Dexcom’s culture. We all understand and participate in his vision for Dexcom. We look forward to achieving those goals and going much further.”

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, CA, is dedicated to helping people better manage their diabetes by developing and marketing continuous glucose monitoring (CGM) systems for use by people with diabetes and healthcare providers. With exceptional performance, patient comfort and lifestyle flexibility at the heart of its technology, users have consistently ranked DexCom highest in customer satisfaction and loyalty. For more information on the Dexcom CGM, visit www.dexcom.com.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding DexCom’s or its management’s intentions, beliefs, expectations and strategies for the future.

All forward-looking statements and reasons why results might differ included in this press release are made as of the date of this release, based on information currently available to DexCom, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward looking statements. The risks and uncertainties that may cause actual results to differ materially from DexCom’s current expectations are more fully described in DexCom’s quarterly report on Form 10-Q for the period ended June 30, 2018, as filed with the Securities and Exchange Commission on August 1, 2018. Except as required by law, DexCom assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

INVESTOR CONTACT:

Steve Pacelli, 858-200-0200